As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MERUS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Padualaan 8 (postvak 133) 3584 CH Utrecht, the Netherlands +31 30 253 8800	Not Applicable
(Address of principal executive offices)	(Zip code)

Merus N.V. 2010 Employee Option Plan

Merus N.V. 2016 Incentive Award Plan

(Full title of the plan)

National Corporate Research, Ltd.

10 E. 40th Street, 10th floor

New York, NY 10016

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos

Nathan Ajiashvili

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

(617) 948-6060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, nominal value €0.09 per share	966,690 shares(2)	$6.12(3)	$5,916,142.80	$596
Common shares, nominal value €0.09 per share	2,576,347 shares(4)	$10.00(5)	$25,763,470.00	$2,595
Total	3,543,037 shares	N/A	$31,679,612.80	$3,191

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s common shares, nominal value €0.09 per share (“Common Shares”), which become issuable under the Merus N.V. 2010 Employee Option Plan, as amended (the “2010 Plan”) and the Merus N.V. 2016 Incentive Award Plan (the “2016 Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)	Represents the Common Shares reserved for future issuance pursuant to option awards outstanding under the 2010 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and the aggregate offering price are calculated on the basis of the weighted average exercise price of €5.47 per share for outstanding stock options granted under the 2010 Plan and an exchange rate on May 19, 2016 of €1.00 to $1.1197.
(4)	Represents the Common Shares available for future issuance pursuant to the 2016 Plan, which number consists of (a) 1,277,778 Common Shares initially available for issuance under the 2016 Plan and (b) an additional 1,298,569 Common Shares that may become issuable under the 2016 Plan pursuant to its terms.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $10.00, the initial public offering price of the registrant’s Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Merus N.V., formerly known as Merus B.V. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on May 20, 2016, in connection with the registration statement on Form F-1, as amended (Reg. No. 333-207490), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2015; and

(b) the description of the Registrant’s Common Shares contained in the prospectus included in the Registrant’s registration statement on Form F-1, as amended (Reg. No. 333-207490), which description is incorporated by reference into the Form 8-A (File No. 001-37773) filed with the Commission on May 11, 2016, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s management board members and supervisory board members have the benefit of indemnification provisions set forth in the Registrant’s Articles of Association. These provisions give management board members and supervisory board members the right, to the fullest extent permitted by law, to recover from the Registrant amounts, including but not limited to litigation expenses, and any damages they are ordered to pay, in relation to acts or omissions in the performance of their duties. However, no indemnification shall be given to a member of the management board and supervisory board if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified officer that led to the financial losses, damages, suit, claim, action or legal proceedings result from either an improper performance of his or her duties as an officer of the Company or an unlawful or illegal act; and to the extent that his financial losses, damages and expenses are covered by an insurance policy and the insurer has settled these financial losses, damages and expenses, or has indicated that it would do so. There is generally no entitlement to indemnification for acts or omissions that amount to willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct.

The Registrant has also entered into agreements with its management board members and supervisory board members to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements may require the Registrant to provide, subject to certain exceptions, for indemnification for related expenses including, among other expenses, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

In addition to such indemnification, the Registrant provides the management board members and supervisory board members with directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Articles of Association of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-207490) filed on May 9, 2016).

5.1+	Opinion of Eversheds B.V., counsel of the Registrant.

23.1+	Consent of KPMG Accountants N.V.

23.2+	Consent of Eversheds B.V., counsel of the Registrant (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

99.1	Merus N.V. 2010 Employee Option Plan, as amended (incorporated by reference to Exhibit 10.1.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333 -207490) filed on May 9, 2016).

99.2	Merus N.V. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333 -207490) filed on May 9, 2016).

+	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Utrecht, The Netherlands, on the 20th day of May, 2016.

MERUS N.V.

By:	/s/ Ton Logtenberg
Name: Ton Logtenberg
Title: Chief Executive Officer

By:	/s/ Shelley Margetson
Name: Shelley Margetson
Title: Chief Financial Officer

National Corporate Research, Ltd.
(Authorized Representative in the United States)

By:	/s/ Colleen A. DeVries
Name: Colleen A. DeVries
Title: SVP on behalf of National Corporate Research, Ltd.

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Merus N.V., hereby severally constitute and appoint Ton Logtenberg and Shelley Margetson, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ton Logtenberg Ton Logtenberg	Chief Executive Officer and Management Board Member (principal executive officer)	May 20, 2016

/s/ Shelley Margetson Shelley Margetson	Chief Financial Officer and Management Board Member (principal financial and accounting officer)	May 20, 2016

/s/ Mark Iwicki Mark Iwicki	Chairman of the Supervisory Board	May 20, 2016

/s/ Wolfgang Berthold Wolfgang Berthold	Member of the Supervisory Board	May 20, 2016

/s/ Lionel Carnot Lionel Carnot	Member of the Supervisory Board	May 20, 2016

/s/ John de Koning John de Koning	Member of the Supervisory Board	May 20, 2016

/s/ Anand Mehra Anand Mehra	Member of the Supervisory Board	May 20, 2016

/s/ Jack Nielsen Jack Nielsen	Member of the Supervisory Board	May 20, 2016

/s/ Gregory Perry Gregory Perry	Member of the Supervisory Board	May 20, 2016

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Articles of Association of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-207490) filed on May 9, 2016).

5.1+	Opinion of Eversheds B.V., counsel of the Registrant.

23.1+	Consent of KPMG Accountants N.V.

23.2+	Consent of Eversheds B.V., counsel of the Registrant (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

99.1	Merus N.V. 2010 Employee Option Plan, as amended (incorporated by reference to Exhibit 10.1.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333 -207490) filed on May 9, 2016).

99.2	Merus N.V. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333 -207490) filed on May 9, 2016).

+	Filed herewith